9661 South 700 East
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(801) 619-9320 Office
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info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Settles Lawsuit with Yukon-Nevada Gold Corp.

SALT LAKE CITY, UTAH—(MarketWire)---August 25, 2010---Golden Eagle International, Inc. (OTCBB: MYNG) announced today that it has settled its lawsuit with Yukon-Nevada Gold Corp. (YNG.TO) and its subsidiary, Queenstake Resources USA, Inc. (“Queenstake”).

As a result of the settlement, the parties have agreed that all claims in the lawsuit in the Fourth Judicial District Court of Nevada, Elko County (Queenstake Resources USA, Inc. v. Golden Eagle International, Inc. v. Yukon-Nevada Gold Corp, et al., CV-C-09-544), may be dismissed, each party bearing its own costs and attorneys’ fees.

Pursuant to the settlement, Golden Eagle expects to receive $3,467,152 over the next four months. The settlement agreement also provides that Yukon-Nevada Gold Corp. will deliver 2 million shares of its issued and outstanding common stock to Golden Eagle on or before October 20, 2010.

Golden Eagle has concurrently filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on its EDGAR electronic library regarding the settlement of the lawsuit.

Golden Eagle recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: http://www.geii.com.

Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail Golden Eagle at: eaglealert@geii.com.

CONTACT:   Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS DISCLAIMER

This press release contains information that is “forward-looking” in that it may describe events and conditions that Golden Eagle International, Inc. (“Golden Eagle” or “the Company”) reasonably expects to occur in the future.  Expectations for the future performance of the business of Golden Eagle are dependent upon a number of factors, and there can be no assurance that Golden Eagle will achieve the results as contemplated herein and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated herein.  Certain statements contained in this release using the terms “may,” “expects to,” “intends to,” “believes” and other terms denoting future possibilities, are forward-looking statements.  The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Golden Eagle’s ability to predict or control, and which may cause actual results to differ materially from the projections or estimates contained herein, including those risks identified elsewhere herein and in Golden Eagle’s annual report on Form 10-K and reports subsequently filed with the Securities and Exchange Commission and available at: www.sec.gov. It is important that each person reviewing this release understand the risks attendant to the operations of Golden Eagle.  The Company disclaims any obligation to update any forward-looking statement made herein.
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